INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
First Savings Bank of New Jersey:

We consent to the use of our report, dated April 25, 1997, included herein, and to the reference to our Firm under the heading "Experts" included in the Registration Statement/Prospectus of First Savings Bank of New Jersey and Subsidiaries.

                                             /s/ KPMG Peat Marwick LLP
                                             KPMG Peat Marwick LLP

Short Hills, New Jersey

May 29, 1997